Exhibit 8.1

[Letterhead of Pillsbury Winthrop LLP]

March 30, 2005

PNM Resources, Inc.

Alvarado Square

Albuquerque, New Mexico 87158

Ladies and Gentlemen:

We have acted as special U.S. federal income tax counsel to PNM Resources, Inc. (the “Company “), in connection with its offering of 4,945,000 6.75% Equity Units (the “Equity Units”). As such, we have reviewed:

(i)	the Prospectus dated December 16, 2004, as supplemented by the Prospectus Supplement dated March 23, 2005, relating to the offer and sale of the Equity Units (as so supplemented, the “Prospectus”),

(ii)	the registration statement on Form S-3 (No. 333-106080) and the registration statement on Form S-3 (No. 333-121059) filed by the Company with the Securities and Exchange Commission for the purpose of registering the Equity Units (collectively, the “Registration Statement”),

(iii)	the Purchase Contract and Pledge Agreement dated as of March 30, 2005, among the Company and JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as Purchase Contract Agent and Trustee, and U.S. Bank Trust National Association, as Collateral Agent, Custodial Agent and Securities Intermediary (the “Purchase Contract and Pledge Agreement”),

(iv)	the Indenture dated as of March 15, 2005, between the Company and JPMorgan Chase, as Trustee,

(v)	Supplemental Indenture No. 1, dated as of March 30, 2005, between the Company and JPMorgan Chase, as Trustee, and

(vi)	the Remarketing Agreement dated March 30, 2005, by and among the Company, Banc of America Securities LLC (“Banc of America Securities”), as the reset agent and the remarketing agent, and JPMorgan Chase, not individually but solely as Purchase Contract Agent and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract and Pledge Agreement).

In addition, with the Company’s consent, we have reviewed and, without independent verification, (i) relied upon certain factual representations contained in a certificate of the

March 30, 2005

Company dated March 30, 2005, and (ii) assumed the truth and accuracy of views expressed, and other statements contained, in letters dated March 30, 2005, and addressed to the Company from each of J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Banc of America Securities. We have also reviewed such other agreements, documents, records, certificates and other materials, and have satisfied ourselves as to such other matters, as we have considered necessary for purposes of this opinion.

In our review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and upon consideration of applicable law, subject to the assumptions, qualifications and limitations stated herein and therein, the discussion of certain material U.S. federal income tax consequences set forth under the caption “Certain United States Federal Income Tax Consequences” in the Prospectus, insofar as it relates to matters of law or legal conclusions, constitutes our opinion as to the matters discussed therein.

This opinion is limited to the federal income tax law of the United States of America and does not address any questions arising under, or relating to, the laws of any other jurisdiction, or any political subdivision thereof or therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop LLP